Exhibit 5.2

September 15, 2026

NuRAN Wireless Inc.

2150 Cyrille-Duquet Street, Suite 100

Quebec, Quebec, G1N 2G3 Canada

Ladies and Gentlemen:

We have acted as counsel in the Province of British Columbia (the “Province”) for NuRAN Wireless Inc. (the “Company”), a corporation existing under the laws of the Province, in connection with its at-the-money offering in the United States of America (the “Offering”) in which common shares of the Company (the “ATM Shares”) having an aggregate offering price of US$50,000,000 may from time to time be distributed, pursuant to a short form base shelf prospectus dated August 21, 2026 (the “Base Shelf Prospectus”), a prospectus supplement dated September 15, 2026 (the “Prospectus Supplement”, and together with the Base Shelf Prospectus, the “Prospectus”), and an at-the-market offering agreement between the Company and H.C. Wainwright & Co. (“Wainwright”) dated September 15, 2026 (the “ATM Agreement”).

This opinion is being rendered pursuant to Section 6(b) of the ATM Agreement.

In connection with this opinion, we have examined copies of the Company’s Notice of Articles, Amended and Restated Articles as currently in effect (together with the Notice of Articles, the “Organizational Documents”), a certificate of good standing dated September 15, 2026 issued by the Registrar of Companies for British Columbia in respect of the Company, a certificate dated September 15, 2026 certifying the resolutions dated September 10, 2026 passed by the directors of the Company authorizing, among other things, the Offering, the execution and delivery of the ATM Agreement and the Prospectus and the completion of the transactions contemplated therein, a certificate dated September 15, 2026 of an officer of the Company with respect to certain factual matters, the ATM Agreement, the Prospectus, and such other corporate records of the Company and we have considered such questions of law and examined such statutes, regulations and orders, certificates and other documents as we consider necessary and relevant as the basis for the opinions set forth herein. With respect to the accuracy of factual matters material to our opinions hereinafter expressed, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

We are solicitors qualified to practice law in the Province. This opinion is rendered solely with respect to the laws of the Province and the federal laws of Canada applicable therein, in each case as they exist on the date of this opinion letter. We express no opinion as to any laws or matters governed by any laws other than the laws of the Province and the federal laws of Canada applicable therein.

Whenever our opinion refers to securities of the Company whether issued or to be issued as being "fully paid and non-assessable", such opinion indicates that the holder of such securities cannot be required to contribute any further amounts to the Company by virtue of its status as holder of such securities, either in order to complete payment for the securities, to satisfy claims of creditors or otherwise. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such securities or as to the adequacy of any consideration received.

For purposes of rendering the opinions expressed herein, we have assumed:

(a)	the genuineness of all signatures on documents, agreements and certificates;

(b)	the authenticity and completeness of all original documents examined by us and the conformity to authentic original documents of all certified copies, photocopies and facsimiles examined by us;

(c)	the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed;

(d)	that the Company is, and at all relevant times has been, in compliance with applicable laws;

(e)	at the time of any offer and sale of the Securities, the Company will validly exist and be duly qualified and in good standing under the Business Corporations Act (British Columbia);

(f)	the Prospectus will have been prepared and filed with the British Columbia Securities Commission describing the ATM Shares offered thereby;

(g)	all ATM Shares will be issued and sold in compliance with applicable laws and in the manner stated in the Prospectus and any required post-effective amendment thereto;

(h)	the ATM Agreement will have been duly authorized and validly executed and delivered by the Company and the other parties thereto;

(i)	any common share of the Company issuable upon conversion, exchange, redemption, or exercise of any securities being offered will be duly authorized, created and, if appropriate, allotted and reserved for issuance upon such conversion, exchange, redemption or exercise; and

(j)	with respect to the common shares offered by the Company (including the ATM Shares), there will be sufficient Common Shares authorized under the Company’s organizational documents and not otherwise reserved for issuance at the time of any offer and sale of such common shares.

We have made no independent investigation of the foregoing assumptions.

We express no opinion with respect to any filings, proceedings, permits, consents, orders or authorizations which may be required in connection with the issuance of any securities.

Based upon and subject to the assumptions and qualifications herein expressed, we are of the opinion that:

(a)	The Company is validly existing and in good standing under the laws of the Province, and has the corporate power to own, lease and operate its properties and conduct its business in all material respects as described in the Prospectus.

(b)	The execution, delivery and performance by the Company of the ATM Agreement has been duly authorized by all necessary corporate action under the Business Corporations Act (British Columbia) and the Company’s Organizational Documents. The ATM Agreement has been duly executed and delivered by the Company to the extent that such execution and delivery is governed by applicable laws.

(c)	The ATM Shares have been duly authorized and, when issued and delivered by the Company in accordance with the terms of ATM Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable. The issuance and sale of the Shares by the Company is not subject to pre-emptive or other similar rights arising under the Articles of the Company.

This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof. We express no opinion as to any federal or state law of the United States of America. We express no opinion as to the applicable choice of law rules that may affect the interpretation or enforcement of the Securities. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

We hereby consent to the reference of our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion letter as an exhibit to the Report of Foreign Private Issuer on 6-K. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours truly,

FARRIS LLP